PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES SECOND QUARTER 2008 FINANCIAL RESULTS AND SECOND QUARTER ADJUSTED FFO OF $0.38 PER SHARE

TIMONIUM, MARYLAND – August 7, 2008 – Omega Healthcare Investors, Inc. (NYSE:OHI) today announced its results of operations for the quarter ended June 30, 2008.  The Company also reported Funds From Operations (“FFO”) available to common stockholders for the three months ended June 30, 2008 of $24.4 million or $0.33 per common share.  The $24.4 million of FFO available to common stockholders for the second quarter includes a $4.3 million expense for uncollectible accounts receivable, $0.7 million of miscellaneous cash revenue, $0.5 million of one-time net cash inflow associated with a legal settlement, $0.5 million of non-cash restricted stock expense and $45 thousand of non-cash consolidation adjustments due to Financial Accounting Standards Board Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”).  FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”).  Adjusted FFO was $0.38 per common share for the three months ended June 30, 2008.  Adjusted FFO is a non-GAAP financial measure, which excludes the impact of certain non-cash items and certain items of revenue or expenses, including: a non-cash provision for impairment, settlement of prior operator’s past due obligation, FIN 46R consolidation adjustments and restricted stock expense.  For more information regarding FFO and adjusted FFO, see the “Funds From Operations” section below.

GAAP NET INCOME

For the three-month period ended June 30, 2008, the Company reported net income of $17.1 million, net income available to common stockholders of $14.6 million, or $0.20 per diluted common share and operating revenues of $43.7 million.  This compares to net income of $16.1 million, net income available to common stockholders of $13.6 million, or $0.20 per diluted common share, and operating revenues of $38.1 million for the same period in 2007.

For the six-month period ended June 30, 2008, the Company reported net income of $34.4 million, net income available to common stockholders of $29.4 million, or $0.41 per diluted common share and operating revenues of $84.6 million.  This compares to net income of $36.7 million, net income available to common stockholders of $31.7 million, or $0.50 per diluted common share, and operating revenues of $80.7 million for the same period in 2007.

The decreases in net income and net income available to common stockholders for the six-month period ended June 30, 2008 compared to the prior year were primarily due to the impact of a $4.3 million expense for uncollectible accounts receivable and a $1.5 million provision for impairment charge both recorded in 2008, and the impact of an allowance adjustment of $5.0 million with respect to straight-line rent recognition recorded in the first quarter of 2007; the impact was partially offset by revenue associated with $168 million of new investments completed since the second quarter of 2007.

SECOND QUARTER 2008 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•
On August 6, 2008, the Company entered into an agreement with affiliates of Formation Capital to lease 15 facilities formerly leased to Haven Eldercare (“Haven”).  The Company had taken ownership and/or possession of these facilities as of July 7, 2008.

•	On July 16, 2008, the Company declared the quarterly common dividend of $0.30 per share.
•	On July 1, 2008, the Company sold two rehabilitation hospitals generating cash proceeds of approximately $29.0 million.
•	On June 25, 2008, a federal jury awarded damages to Omega of approximately $6 million for a former tenant's breach of a lease. Post trial motions and appeals are expected.
•	On May 6, 2008, the Company completed a 5.9 million common share direct placement generating net cash proceeds of approximately $99 million.
•	In April 2008, the Company closed on $123 million of new investments yielding approximately 10.5% annually.

SECOND QUARTER 2008 RESULTS

Operating Revenues and Expenses – Operating revenues for the three months ended June 30, 2008 were $43.7 million.  The $43.7 million included collection of approximately $0.7 million associated with late fees and default interest from Haven.  Operating expenses for the three months ended June 30, 2008 totaled $17.0 million, comprised of $9.7 million of depreciation and amortization expense, $2.4 million of general and administrative expenses, a $4.3 million expense for uncollectible accounts receivable and $0.5 million of restricted stock expense.

The $4.3 million expense for uncollectible accounts receivable was associated with Haven.  The expense consisted of $3.3 million associated with straight-line receivables and $1.0 million in pre-petition contractual receivables.

Other Income and Expense – Other income and expense for the three months ended June 30, 2008 was a net expense of $9.7 million; comprised primarily of $9.7 million of interest expense, $0.5 million of amortization of deferred financing costs offset by $0.5 million of net cash proceeds received from a legal settlement.

Funds From Operations – For the three months ended June 30, 2008, reportable FFO available to common stockholders was $24.4 million, or $0.33 per common share, compared to $22.4 million, or $0.33 per common share, for the same period in 2007.  The $24.4 million of FFO for the quarter includes the impact of: i) a $4.3 million non-cash expense for uncollectible accounts receivable; ii) $0.7 million one-time cash revenue; iii) $0.5 million of net cash proceeds received from a legal settlement; iv) $0.5 million of non-cash restricted stock expense; and v) $45,000 of non-cash FIN 46R consolidation adjustments.

The $22.4 million of FFO for the three months ended June 30, 2007, includes i) $0.3 million of non-cash restricted stock expense, and ii) $0.1 million of non-cash FIN 46R consolidation adjustments.

When excluding the above mentioned items in 2008 and 2007, adjusted FFO was $27.9 million, or $0.38 per common share, for the three months ended June 30, 2008, compared to $22.6 million, or $0.34 per common share, for the same period in 2007.  For further information, see the attached “Funds From Operations” schedule and notes.

FINANCING ACTIVITIES

5.9 Million Common Share Offering – On May 6, 2008, the Company issued 5,906,674 shares of its common stock in a registered direct offering at a purchase price of $16.93 per share with certain institutional investors.  The Company’s total net proceeds from the offering were approximately $98.8 million, after deducting the placement agent’s fee and other offering expenses.  The Company used all of the proceeds to repay indebtedness outstanding under its senior credit facility.

PORTFOLIO DEVELOPMENTS

Acquisition and Transition of Former Haven Operating Assets – Since November 2007, affiliates of Haven have operated under Chapter 11 bankruptcy protection.  Commencing in February 2008, the assets of Haven were marketed for sale via an auction process conducted through proceedings established by the bankruptcy court.  The auction process failed to produce a qualified buyer.  As a result, and pursuant to our rights as ordered by the bankruptcy court, Haven moved the bankruptcy court to authorize the Company to credit bid certain of the indebtedness that Haven owed to the Company in exchange for taking ownership of and transitioning certain of the assets of Haven to a new entity in which we have a substantial ownership interest, all of which was approved by the bankruptcy court on July 4, 2008.  Effective as of July 7, 2008, the Company took ownership and/or possession of its 15 facilities and a new operator assumed operations of the facilities.

On August 6, 2008, subsidiaries of the Company entered into a Master Transaction Agreement (“MTA”) with affiliates of Formation Capital (“Formation”) whereby Formation has agreed (subject to certain closing conditions, including the receipt of licensure) to lease 14 skilled nursing facilities and one assisted living facility under a Master Lease.  These facilities were formerly leased to Haven.  The facilities are located in Connecticut (5), Rhode Island (4), New Hampshire (3), Vermont (2) and Massachusetts (1).  As part of the transaction, Formation intends to enter into a Management Agreement with Genesis Healthcare (“Genesis”).

Genesis is a leading healthcare provider with more than 200 skilled nursing centers and assisted living communities in 13 eastern states, including each of the five states in which these facilities are located.  Formation Capital is an experienced equity investor in the senior housing industry with economic interest in more than 300 healthcare facilities.

The lease has an initial term of 10 years with initial annual rent of approximately $12 million.  In addition, Formation has an option after the initial 12 months of the lease to convert eight (8) of the leased facilities into mortgaged properties, with economic terms substantially similar to that of the original lease.

The transaction is expected to close on or about September 1, 2008 subject to the closing conditions under the MTA.

CommuniCare Health Services – On April 18, 2008, the Company completed approximately $123 million of combined new investments with affiliates of CommuniCare Heath Services (“CommuniCare”), an existing operator.  Effective April 18, 2008, the Company purchased from several unrelated third parties seven (7) SNFs, one (1) assisted living facility and one (1) rehabilitation hospital, all located in Ohio, totaling 709 beds for a total investment of $48 million.  The facilities were added into an existing master lease (“Master Lease”) with CommuniCare.  Annualized cash rent increasing by approximately $4.7 million, subject to annual escalators, and two ten-year renewal options.  The term of the Master Lease was extended to April 30, 2018.

Also on April 18, 2008, and simultaneous with the close of the amended CommuniCare Master Lease, the Company entered into a first mortgage loan with CommuniCare in the amount of $74.9 million (the “Loan”).  The Loan matures on April 30, 2018 and carries an interest rate of 11% per year. CommuniCare used the proceeds of the Loan to acquire seven (7) SNFs located in Maryland, totaling 965 beds from several unrelated third parties.  The Loan is secured by a lien on the seven (7) facilities.  At the closing, $4.9 million of Loan proceeds were escrowed pending the acquisition of an additional 90 bed SNF, also located in Maryland.  The loan proceeds held in escrow are included in Other assets as of June 30, 2008.  The facility will be acquired by CommuniCare within eight months upon the satisfaction of certain contingencies, including the granting of a lien on such facility to secure the Loan.  If the additional facility in not acquired, CommuniCare will be obligated to re-pay the $4.9 million of escrowed Loan proceeds.

Sun Healthcare Group, Inc. – On February 1, 2008, the Company amended our master lease with Sun Healthcare Group, Inc. and certain of its affiliates (“Sun”) primarily to: (i) consolidate three existing master leases into one master lease; (ii) extend the lease terms of the agreement through September 2017 for facilities acquired in August 2006; and (iii) allow for the sale of two rehabilitation hospitals currently operated by Sun.  As of June 30, 2008, these facilities had a net book value of $16.4 million and were included in assets held for sale.  On July 1, 2008, the two rehabilitation hospitals were sold for approximately $29.0 million.  As a result of the sale, contractual rent will decrease by $1.7 million annually beginning July 1, 2008.

Advocat Inc. – During the first quarter of 2008, the Company amended its master lease with Advocat Inc. (“Advocat”) to allow for the construction of a new facility to replace an existing facility currently operated by Advocat.  Upon completion (estimated to be in mid-2009), Advocat’s annual cash rent will increase by approximately $0.7 million.  As a result of the Company’s plans to replace an existing facility, the Company recorded a $1.5 million provision for impairment loss during the first quarter of 2008.

Other – On June 25, 2008, a federal jury in Indianapolis awarded damages in the amount of $6,024,000 to Omega against a former tenant of a Kentucky ICF/MR that was decertified and closed by the tenant in 1999 in violation of lease terms.  Liability had been determined in a 2006 appeal, so the June 25th trial was to determine damages. Post trial Motions are pending to add prejudgment interest and attorney fees to the judgment.  An appeal is expected by the defendant that could delay final resolution of the case.  Since this award represents a contingent gain, it will not be recorded in the Company’s financial statements until the award is received.

FIN 46R Consolidation – In January 2008, the Company purchased from General Electric Capital Corporation (“GE Capital”) a $39.0 million mortgage loan on seven facilities operated by Haven due October 2012.  Prior to the acquisition of this mortgage, the Company had a $22.8 million second mortgage on these facilities, resulting in a combined $61.8 million mortgage on these facilities immediately following the purchase from GE Capital.  In conjunction with the above noted mortgage and purchase option and the application of FIN 46R, the Company has historically and continues to consolidate the financial statements and real estate of the Haven entity into its financial statements.  The Company’s results of operations reflect the impact of the consolidation of the Haven entity for the three- and six- month periods ended June 30, 2008 and 2007, respectively.

DIVIDENDS

Common Dividends – On July 16, 2008, the Company’s Board of Directors declared a common stock dividend of $0.30 per share to be paid August 15, 2008 to common stockholders of record on July 31, 2008.  At the date of this release, the Company had approximately 75.7 million outstanding shares of common stock.

Series D Preferred Dividends – On July 16, 2008, the Company’s Board of Directors declared the regular quarterly dividends for the Company’s 8.375% Series D Cumulative Redeemable Preferred Stock (“Series D Preferred Stock”) to stockholders of record on July 31, 2008.  The stockholders of record of the Series D Preferred Stock on July 31, 2008 will be paid dividends in the amount of $0.52344 per preferred share on August 15, 2008.  The liquidation preference for the Company’s Series D Preferred Stock is $25.00 per share. Regular quarterly preferred dividends for the Series D Preferred Stock represent dividends for the period May 1, 2008 through July 31, 2008.

2008 ADJUSTED FFO GUIDANCE WITHDRAWN

Due to the difficulty in projecting the operating results of the Haven portfolio, the Company has withdrawn its previous 2008 adjusted FFO available to common stockholders guidance range of $1.49 to $1.55 per common share.  Assuming the Formation transaction closes during the third quarter, the Company projects fourth quarter 2008 adjusted FFO of $0.37 to $0.38 per common share.

The Company's adjusted FFO guidance for the fourth quarter of 2008 excludes the impacts of future acquisitions, gains and losses from the sale of assets, additional divestitures, certain revenue and expense items, capital transactions and restricted stock amortization expense. A reconciliation of the adjusted FFO guidance to the Company's projected GAAP earnings is provided on a schedule attached to this press release.  The Company may, from time to time, update its publicly announced adjusted FFO guidance, but it is not obligated to do so.

The Company's adjusted FFO guidance is based on a number of assumptions, which are subject to change and many of which are outside the control of the Company.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the completion of acquisitions, divestitures, capital and financing transactions, variations in restricted stock amortization expense, and the factors identified under the factors identified below may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

CONFERENCE CALL

The Company will be conducting a conference call on Thursday, August 7, 2008, at 10 a.m. EDT to review the Company’s 2008 second quarter results and current developments.  To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

*   *   *   *   *   *

The Company is a real estate investment trust investing in and providing financing to the long-term care industry.  At June 30, 2008, the Company owned or held mortgages on 252 SNFs and assisted living facilities with approximately 28,794 beds located in 29 states and operated by 26 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________

This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of the Company’s operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company’s mortgages, and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) the Company’s ability to maintain its credit ratings; (vii) competition in the financing of healthcare facilities; (viii) the Company’s ability to maintain its status as a real estate investment trust; (ix) the Company’s ability to manage, re-lease  or sell any owned and operated facilities; (x) the Company’s ability to sell closed or foreclosed assets on a timely basis and on terms that that allow the Company to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare finance industry; and (xii) other factors identified in the Company’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Real estate properties
Land and buildings	$1,309,422	$1,274,722
Less accumulated depreciation	(232,625)	(221,366)
Real estate properties – net	1,076,797	1,053,356
Mortgage notes receivable – net	101,343	31,689
	1,178,140	1,085,045
Other investments – net	20,843	13,683
	1,198,983	1,098,728
Assets held for sale – net	17,380	2,870
Total investments	1,216,363	1,101,598

Cash and cash equivalents	2,165	1,979
Restricted cash	5,091	2,104
Accounts receivable – net	66,167	64,992
Other assets	16,956	11,614
Total assets	$1,306,742	$1,182,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$102,000	$48,000
Unsecured borrowings – net	485,000	485,000
Discount on unsecured borrowings – net	(294)	(286)
Other long–term borrowings	1,995	40,995
Accrued expenses and other liabilities	25,100	22,378
Income tax liabilities	73	73
Total liabilities	613,874	596,160

Stockholders’ equity:
Preferred stock	118,488	118,488
Common stock and additional paid-in-capital	950,876	832,736
Cumulative net earnings	396,496	362,140
Cumulative dividends paid	(772,992)	(727,237)
Total stockholders’ equity	692,868	586,127
Total liabilities and stockholders’ equity	$1,306,742	$1,182,287

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues
Rental income	$39,774	$36,147	$77,787	$76,979
Mortgage interest income	2,550	888	3,529	1,897
Other investment income – net	582	729	1,218	1,374
Miscellaneous	829	353	2,067	490
Total operating revenues	43,735	38,117	84,601	80,740

Expenses
Depreciation and amortization	9,713	8,821	19,109	17,609
General and administrative	2,446	2,456	5,014	5,003
Restricted stock expense	525	309	1,051	335
Impairment loss on real estate properties	-	-	1,514	-
Provision for uncollectible accounts receivable	4,268	-	4,268	-
Total operating expenses	16,952	11,586	30,956	22,947

Income before other income and expense	26,783	26,531	53,645	57,793
Other income (expense):
Interest and other investment income	58	58	123	98
Interest	(9,745)	(10,073)	(19,430)	(21,917)
Interest – amortization of deferred financing costs	(500)	(500)	(1,000)	(959)
Litigation settlements	526	-	526	-
Total other expense	(9,661)	(10,515)	(19,781)	(22,778)

Income before gain on assets sold	17,122	16,016	33,864	35,015
Gain on assets sold – net	-	-	46	-
Income from continuing operations	17,122	16,016	33,910	35,015
Discontinued operations	-	34	446	1,694
Net income	17,122	16,050	34,356	36,709
Preferred stock dividends	(2,481)	(2,481)	(4,962)	(4,962)
Net income available to common	$14,641	$13,569	$29,394	$31,747

Income per common share:
Basic:
Income from continuing operations	$0.20	$0.20	$0.41	$0.47
Net income	$0.20	$0.20	$0.42	$0.50
Diluted:
Income from continuing operations	$0.20	$0.20	$0.41	$0.47
Net income	$0.20	$0.20	$0.41	$0.50

Dividends declared and paid per common share	$0.30	$0.27	$0.59	$0.53

Weighted-average shares outstanding, basic	72,942	67,237	70,811	63,666
Weighted-average shares outstanding, diluted	73,038	67,261	70,893	63,690

Components of other comprehensive income:
Net income	$17,122	$16,050	$34,356	$36,709
Total comprehensive income	$17,122	$16,050	$34,356	$36,709

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net income available to common stockholders	$14,641	$13,569	$29,394	$31,747
Add back loss (deduct gain) from real estate dispositions(1)	—	1	(477)	(1,596)
Sub-total	14,641	13,570	28,917	30,151
Elimination of non-cash items included in net income:
Depreciation and amortization(1)	9,713	8,831	19,109	17,630
Funds from operations available to common stockholders	$24,354	$22,401	$48,026	$47,781

Weighted-average common shares outstanding, basic	72,942	67,237	70,811	63,666
Effect of restricted stock awards	84	10	70	5
Assumed exercise of stock options	12	14	12	19
Weighted-average common shares outstanding, diluted	73,038	67,261	70,893	63,690

Fund from operations per share available to common stockholders	$0.33	$0.33	$0.68	$0.75

Adjusted funds from operations:
Funds from operations available to common stockholders	$24,354	$22,401	$48,026	$47,781
Deduct litigation settlements	(526)	—	(526)	—
Deduct Advocat straight-line valuation allowance adjustment	—	—	—	(5,040)
Deduct one-time cash revenue	(702)	—	(702)	—
Deduct FIN 46R adjustment	(45)	(77)	(90)	(153)
Deduct collection prior operator’s past due rental obligation	—	—	(650)	—
Add back non-cash restricted stock expense	525	309	1,051	335
Add back non-cash provision for uncollectible accounts receivable	3,784	—	3,784	—
Add back non-cash provision for uncollectible accounts receivable – FIN 46R related	484	—	484	—
Add back non-cash provision for impairments on real estate properties(1)	—	—	1,514	—
Adjusted funds from operations available to common stockholders	$27,874	$22,633	$52,891	$42,923
(1) Includes amounts in discontinued operations

This press release includes Funds From Operations, or FFO, which is a non-GAAP financial measure.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization.  The Company believes that FFO is an important supplemental measure of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

In February 2004, NAREIT informed its member companies that it was adopting the position of the SEC with respect to asset impairment charges and would no longer recommend that impairment write-downs be excluded from FFO.  In the tables included in this press release, the Company has applied this interpretation and has not excluded asset impairment charges in calculating its FFO.  As a result, its FFO may not be comparable to similar measures reported in previous disclosures.  According to NAREIT, there is inconsistency among NAREIT member companies as to the adoption of this interpretation of FFO.  Therefore, a comparison of the Company’s FFO results to another company's FFO results may not be meaningful.

The Company uses FFO as one of several criteria to measure the operating performance of its business.  The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers this measure to assist the users of its financial statements in analyzing its performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Adjusted FFO is calculated as FFO available to common stockholders less non-cash stock-based compensation and one-time revenue and expense items.  The Company believes that adjusted FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT.  The Company's computation of adjusted FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company.

The following table presents a reconciliation of our fourth quarter 2008 guidance regarding FFO and Adjusted FFO to net income available to common stockholders:

	Q4 2008 Projected
Per diluted share:
Net income available to common stockholders	$0.24	−	$0.25
Adjustments:
Depreciation and amortization	0.13	−	0.13
Funds from operations available to common stockholders	$0.37	−	$0.38

Adjustments:
One-time revenue	-	−	-
Provision for impairment of real estate assets	-	−	-
Provision for uncollectible accounts receivable	-	−	-
Restricted stock expense	0.00	−	0.00
Adjusted funds from operations available to common stockholders	$0.37	−	$0.38

The following table summarizes the results of operations of assets held for sale and facilities sold during the three months ended June 30, 2008 and 2007, respectively.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(in thousands)
Revenues
Rental income	$—	$45	$15	$122
Expenses
Depreciation and amortization	—	10	—	21
General and administrative	—	—	—	3
Provision for impairment	—	—	—	—
Subtotal expenses	—	10	—	24

Income before gain on sale of assets	—	35	15	98
(Loss) gain on assets sold – net	—	(1)	431	1,596
Discontinued operations	$—	$34	$446	$1,694

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ending June 30, 2008.

Portfolio Composition ($000's)

Balance Sheet Data	# of Properties	# Beds	Investment	% Investment
Real Property(1)(2)	236	26,709	$1,346,540	93%
Loans Receivable(3)	16	2,085	101,343	7%
Total Investments	252	28,794	$1,447,883	100%

Investment Data	# of Properties	# Beds	Investment	% Investment	Investment per Bed
Skilled Nursing Facilities (1) (2) (3)	241	27,948	$1,377,339	95%	$49
Assisted Living Facilities	7	516	38,148	3%	74
Rehab Hospitals	4	330	32,396	2%	98
	252	28,794	$1,447,883	100%	$50

(1) Includes two held for sale facilities and includes $19.2 million for lease inducement.
(2) Includes 7 facilities worth $61.8 million resulting from FIN 46R consolidation.
(3) Includes $1.3 million of unamortized principal.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended		Six Months Ended
	June 30, 2008		June 30, 2008
Rental Property (1)	$39,774	93%	$77,787	94%
Mortgage Notes	2,550	6%	3,529	4%
Other Investment Income	582	1%	1,218	2%
	$42,906	100%	$82,534	100%

Revenue by Facility Type	Three Months Ended		Six Months Ended
	June 30, 2008		June 30, 2008
Skilled Nursing Facilities (1)	$40,966	95%	$78,864	96%
Assisted Living Facilities	704	2%	1,383	2%
Specialty Hospitals	654	2%	1,069	1%
Other	582	1%	1,218	1%
	$42,906	100%	$82,534	100%

(1) Revenue includes $0.8 million reduction for lease inducement.

Operator Concentration ($000's)

Concentration by Investment	# of Properties	Investment	% Investment
CommuniCare Health Services	36	$317,021	22%
Sun Healthcare Group, Inc. (2)	42	226,313	16%
Advocat Inc. (4)	40	145,059	10%
Signature Holdings, LLC	18	140,093	10%
Haven Eldercare (3)	15	118,186	8%
Guardian LTC Management (1)	17	105,171	7%
Nexion Health, Inc.	20	79,777	5%
Essex Healthcare Corp.	13	79,354	5%
Alpha Healthcare Properties, LLC	8	55,834	4%
Mark Ide Limited Liability Company	8	25,595	2%
Remaining Operators	35	155,480	11%
	252	$1,447,883	100%

(1) Investment amount includes a $19.2 million lease inducement.
(2) Includes two held for sale facilities.
(3) Includes 7 facilities worth $61.8 million resulting from FIN 46R consolidation.
(4) Includes $1.3 million of unamortized principal.

Concentration by State	# of Properties	Investment	% Investment
Ohio	47	$332,861	23%
Florida (4)	25	172,999	12%
Pennsylvania	17	110,225	8%
Texas	21	80,305	5%
Maryland	7	70,028	5%
Louisiana	14	55,343	4%
West Virginia (1)	8	53,775	4%
Colorado	8	52,709	4%
California (2)	13	50,158	3%
Arkansas	11	44,820	3%
Alabama	10	43,408	3%
Massachusetts (3)	6	38,884	3%
Rhode Island	4	38,740	3%
Kentucky	10	36,537	2%
Connecticut	5	36,409	2%
Remaining States	46	230,682	16%
	252	$1,447,883	100%
(1) Investment amount includes a $19.2 million lease inducement.
(2) Includes two held for sale facilities.
(3) Includes 7 facilities worth $61.8 million resulting from FIN 46R consolidation.
(4) Includes $1.3 million of unamortized principal.

Revenue Maturities ($000's)

Operating Lease Expirations & Loan Maturities	Year	Current Lease Revenue (1)	Current Interest Revenue (1)	Lease and Interest Revenue	%
2008	935	-	935	1%
2009	-	-	-	0%
2010	1,974	1,438	3,412	2%
2011	11,676	163	11,839	7%
2012	11,425	-	11,425	7%
Thereafter	125,372	7,177	132,549	83%
$151,382	$8,778	$160,160	100%

(1) Based on 2008 contractual rents and interest (assumes no annual escalators).

Selected Facility Data
TTM ending 3/31/08	Coverage Data
% Revenue Mix	Before	After
Census	Private	Medicare	Mgmt. Fees	Mgmt. Fees
Total Portfolio	81.7%	9.6%	27.7%	2.2	x	1.8	x

The following tables present selected financial information, including leverage and interest coverage ratios, as well as a debt maturity schedule for the period ending June 30, 2008.

Current Capitalization ($000's)
	Outstanding Balance		%
Borrowings Under Bank Lines	$102,000		8%
Long-Term Debt Obligations (1)	486,995		38%
Stockholders’ Equity	692,868		54%
Total Book Capitalization	$1,281,863		100%

(1) Excludes net discount of $0.3 million on unsecured borrowings.

Leverage & Performance Ratios
Debt / Total Book Cap	45.9%
Debt / Total Market Cap	30.1%
Interest Coverage:
2nd quarter 2008	4.03	x

Debt Maturities ($000's)		Secured Debt
	Year	Lines of Credit (1)	Other	Senior Notes	Total
	2008	$-	$435	$-	$435
	2009	-	465	-	465
	2010	255,000	495	-	255,495
	2011	-	290	-	290
	Thereafter	-	310	485,000	485,310
		$255,000	$1,995	$485,000	$741,995

(1) Reflected at 100% borrowing capacity.

The following table presents investment activity for the three- and six-month periods ending June 30, 2008.

Investment Activity ($000's)
	Three Months Ended		Six Months Ended
	June 30, 2008		June 30, 2008
	$ Amount	%	$ Amount	%
Funding by Investment Type:
Real Property	$48,000	38%	$53,200	39%
Mortgages	74,900	59%	74,900	55%
Other	3,660	3%	8,994	6%
Total	$126,560	100%	$137,094	100%